UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 15, 2015

INSMED INCORPORATED

(Exact name of registrant as specified in its charter)

Virginia	0-30739	54-1972729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Finderne Avenue, Building 10 Bridgewater, NJ	08807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 977-9900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On September 15, 2015, Insmed Incorporated, a Virginia corporation (the “Company”), entered into a Commercial Fill/Finish Services Agreement (the “Agreement”) with Ajinomoto Althea, Inc., a Delaware corporation (“Althea”), pursuant to which the Company retained Althea to produce, on a non-exclusive basis, the Company’s product candidate ARIKAYCETM (liposomal amikacin for inhalation) in finished dosage form.  Pursuant to the Agreement, the Company shall pay Althea a minimum of $2.7 million for the batches of ARIKAYCE produced each calendar year during the term of the Agreement.

The Agreement is effective as of January 1, 2015, has an initial term that ends on December 31, 2017 and may be extended for additional two (2) year periods upon mutual written agreement of the Company and Althea at least one (1) year prior to the expiration of the then-current term of the Agreement.  Either party may terminate the Agreement upon the occurrence of certain events, including, (i) material breach of the Agreement by either party, provided such breach is not cured within thirty (30) days after receipt by the breaching party of written notice of the breach or (ii) insolvency or bankruptcy of the other party.  In addition, the Company may terminate the Agreement without cause with twelve (12) months’ prior written notice to Althea, and Althea may terminate the Agreement, without cause, with twenty-four (24) months’ prior written notice to the Company.  The Agreement also contains customary representations, warranties and covenants from the Company and Althea, as well as customary provisions relating to indemnity, confidentiality and other matters.

This description of the Agreement is a summary only and is qualified in its entirety by the full and complete terms of the Agreement.  The Company expects to file the Agreement as an exhibit to its quarterly report on Form 10-Q for the period ending September 30, 2015.

Other than the Agreement, there is no material relationship between the Company and Althea.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2015	INSMED INCORPORATED
	By:	/s/ Christine Pellizzari
	Name:	Christine Pellizzari
	Title:	General Counsel and Corporate Secretary